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                     [LETTERHEAD OF MAYER, BROWN & PLATT]


                                                                       EXHIBIT 5
                                                                       ---------

                                             March 28, 1997

GFSI, INC.
9700 Commerce Parkway
Lenexa, Kansas 66219

     Re:   9 5/8% Series B Senior Subordinated Notes due 2007

Ladies and Gentlemen:

     We have acted as special counsel to GFSI, Inc., a Delaware corporation (the "Company"), in connection with the proposed exchange offering (the "Exchange Offering") of $125,000,000 aggregate principal amount of the Company's 9 5/8% Series B Senior Subordinated Notes due 2007 (the "Series B Notes") for any and all of its outstanding 9 5/8% Series A Senior Subordinated Notes due 2007. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that upon completion of the Exchange Offering, the Series B Notes will have been duly authorized for issuance. The Series B Notes, when delivered in accordance with the terms of the indenture in substantially the form filed as Exhibit 4.1 to the Registration Statement (the "Indenture") and the Purchase Agreement for the Exchange Offering in substantially the form filed as Exhibit 1 to the Registration Statement will be validly issued and enforceable in accordance with the Indenture.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters".

                                             Very truly yours,


                                             /s/ Mayer, Brown & Platt

                                             MAYER, BROWN & PLATT